VMSI Reports Second Quarter Results

TUCSON, AZ -- 07/19/2005 -- Ventana Medical Systems, Inc. (NASDAQ: VMSI) today reported sales of $49.1 million for the quarter ending June 30, 2005, representing a 16% increase over second-quarter 2004. Income from Operations increased 34% to $10.1 million from $7.5 million in the second quarter of 2004. Net income for the second quarter was $6.7 million, compared with $6.0 million for the same period in 2004 as Operating Income improvements were moderated by an increase in the Company's effective tax rate to 35% in 2005 from 20% in 2004. As a result, diluted earnings per share were $0.18, versus $0.17 in the second quarter of 2004.

SECOND-QUARTER 2005

"We continue to be pleased with our progress to date," commented Christopher Gleeson, President and Chief Executive Officer. "We again experienced strong demand for our BenchMark family of instruments. In addition, we successfully launched our new Ventana Image Analysis System (VIAS) in the quarter and made good progress in our product development programs, including the Symphony system for the primary tissue staining segment," Gleeson added.

Reagent and other revenues grew 26% versus last year's second quarter and 10% versus the first quarter of 2005. Instrument revenues were $6.3 million in the quarter, or $2.1 million below last year, consistent with expectations of the market's trending away from capital purchases.

Gross margin was 75.6% in the quarter, versus 74.0% in the second quarter of 2004, reflecting the on-going revenue mix shift to consumables. R&D investment was $6.7 million, up 29% versus second quarter 2004. This increase was driven primarily by the Company's new platform and reagent chemistry development programs.

The Company repurchased 242,500 common shares for approximately $9.4 million in the quarter.

YEAR-TO-DATE 2005

Net sales for the six months ended June 30, 2005, increased to $94.1 million from $78.8 million for the same period in 2004. The overall 19% increase was paced by 26% year-over-year reagent and other revenue growth. Gross margins improved 123 basis points, and R&D spending increased by 24%. Income from Operations increased 61% to $17.1 million from $10.6 million versus the same period last year. Year-to-date net income of $11.4 million was 32% better than last year's $8.6 million despite the approximate 1,500 basis point increase in year over year tax rate. Year-to-date net income per share was $0.31 per diluted share versus $0.24 for the first six months of 2004.

CALENDAR YEAR 2005 AND 2006 OUTLOOK

The Company advised that expectations for 2005 are for revenues within a range of $196 million to $198 million with diluted earnings per share of approximately $0.75.

The Company also confirmed it expects 2006 revenues to grow at 20% or better over 2005.

CONFERENCE CALL

Ventana will hold a conference call to discuss second-quarter 2005 results and the outlook for the rest of the year at 10:00 a.m. ET on Tuesday, July 19, 2005. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.

Ventana develops, manufactures and markets instrument/reagent systems that automate slide preparation and staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

Any statements made about the Company's anticipated financial results are forward-looking statements subject to risks and uncertainties, such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions as more fully described in Ventana's Annual Report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from anticipated results.

Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com

The Molecular Discovery Systems Division has its own website at www.ventanadiscovery.com

                      Ventana Medical Systems, Inc.
                  Condensed Consolidated Balance Sheets
                  (in thousands, except per share data)
                                (unaudited)

                                                 June 30,     December 31,
ASSETS                                             2005          2004
                                               ------------   ------------

Current assets:
   Cash and cash equivalents                   $     22,591   $     33,354
   Short-term investments                            45,371         20,149
   Trade accounts receivable, net                    33,471         33,292
   Inventories, net                                  12,256         10,877
   Deferred tax assets                                6,549          6,544
   Prepaids and other current assets                  2,823          2,188
                                               ------------   ------------
Total current assets                                123,061        106,404
Property and equipment, net                          51,376         47,679
Deferred tax assets, net of current portion          11,410         11,329
Goodwill                                              2,804          2,804
Intangible assets, net                                7,955          7,097
Capitalized software development costs, net           2,425          2,249
Other assets                                          2,001          2,586
                                               ------------   ------------
Total assets                                   $    201,032   $    180,148
                                               ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                            $     16,293   $     10,418
   Other current liabilities                         26,018         25,849
                                               ------------   ------------
Total current liabilities                            42,311         36,267
Long term debt                                        1,859          2,182
Other long-term liabilities                             517            549

Commitments and Contingencies

Stockholders' equity:
   Common stock - $.001 par value; 100,000
    shares authorized; 36,018 and 35,100
    shares issued and outstanding at June 30,
    2005 and December 31, 2004, respectively             36             35
   Additional paid-in capital                       191,514        176,211
   Deferred stock-based compensation                   (426)             -
   Accumulated deficit                               (2,506)       (13,860)
   Accumulated other comprehensive (loss)
    income                                           (1,381)            40
   Treasury stock - 1,421 shares and 1,189
    shares at cost at June 30, 2005 and
    December 31, 2004, respectively                 (30,892)       (21,276)
                                               ------------   ------------
Total stockholders' equity                          156,345        141,150
                                               ------------   ------------
Total liabilities and stockholders' equity     $    201,032   $    180,148
                                               ============   ============

                           Ventana Medical Systems, Inc.
                   Condensed Consolidated Statements of Operations
                        (in thousands except per share data)
                                   (Unaudited)

                              Three Months Ended        Six Months Ended
                                   June 30,                 June 30,
                               2005        2004         2005        2004
                            ---------   ---------    ---------   ---------
Sales:
  Reagents and other        $  42,797   $  33,855    $  81,706   $  64,891
  Instruments                   6,322       8,461       12,435      13,935
                            ---------   ---------    ---------   ---------
    Total net sales            49,119      42,316       94,141      78,826
Cost of goods sold             11,987      11,022       23,587      20,714
                            ---------   ---------    ---------   ---------
Gross profit                   37,132      31,294       70,554      58,112
Operating expenses:
  Research and development      6,690       5,170       12,825      10,320
  Selling, general and
   administrative              19,893      18,297       39,693      36,550
  Amortization of
   intangible assets              479         328          955         617
                            ---------   ---------    ---------   ---------
Income from operations         10,070       7,499       17,081      10,625
Interest and other income         296          35          397          85
Income before taxes            10,366       7,534       17,478      10,710
Provision for income taxes      3,628       1,541        6,124       2,114
                            ---------   ---------    ---------   ---------
Net income                  $   6,738   $   5,993    $  11,354   $   8,596
                            =========   =========    =========   =========
Net income per common share:
          —Basic            $    0.19   $    0.18    $    0.33   $    0.26
                            =========   =========    =========   =========
          —Diluted          $    0.18   $    0.17    $    0.31   $    0.24
                            =========   =========    =========   =========
Shares used in computing net
 income per common share:
          —Basic               34,689      33,446       34,429      33,510
                            =========   =========    =========   =========
          —Diluted             37,153      35,740       36,896      35,732
                            =========   =========    =========   =========

                      Ventana Medical Systems, Inc.
             Condensed Consolidated Statements of Cash Flows
                              (in thousands)
                               (Unaudited)

                                                     Six Months Ended
                                                         June 30,
                                                   2005           2004
                                               ------------   ------------
Operating activities:
Net income                                     $     11,354   $      8,596
Adjustments to reconcile net income to cash
 provided by operating activities:
   Depreciation and amortization                      4,652          4,078
   Tax benefit from exercise of stock options         4,381              -
   Accounts receivable                                 (179)        (1,304)
   Inventory                                         (1,379)          (182)
   Other assets                                        (548)        (1,731)
   Accounts payable                                   1,156          1,251
   Other liabilities                                    137          2,058
                                               ------------   ------------
Net cash provided by operating activities            19,574         12,766

Investing activities:
Purchase of property and equipment                   (7,394)        (7,293)
Purchase of intangible assets                        (1,813)          (955)
Purchases of short-term investments                 (33,930)       (14,120)
Proceeds from sale of short-term investments          8,930         13,995
                                               ------------   ------------
Net cash used in investing activities               (34,207)        (8,373)

Financing activities:
Issuance of common stock                             10,309          6,453
Repayments of debt                                     (110)          (162)
Purchases of common stock for treasury               (4,709)       (11,541)
                                               ------------   ------------
Net cash provided by (used in) financing
 activities                                           5,490         (5,250)
Effect of exchange rate change on cash and
 cash equivalents                                    (1,620)          (445)
                                               ------------   ------------
Net decrease in cash and cash equivalents           (10,763)        (1,302)
Cash and cash equivalents, beginning of
 period                                              33,354         19,711
                                               ------------   ------------
Cash and cash equivalents, end of period       $     22,591   $     18,409
                                               ============   ============

Supplemental cash flow information:
   Income taxes paid                           $        250   $        332
   Interest paid                               $         35   $         37
   Non-cash investing and financing
    activities:
        Tendered common stock for stock
         option exercises                      $        338   $          -
        Unpaid common stock repurchases for
         treasury                              $      4,728   $          -

VENTANA MEDICAL SYSTEMS, INC.
1910 Innovation Park Drive
Tucson, Arizona 85755
(520) 887-2155

Contact:
Christopher M. Gleeson
President and CEO
(520) 229-3787

Nick Malden
Chief Financial Officer
(520) 229-3857